Exhibit 99.3

1999 Avenue of the Stars

19th Floor

Los Angeles, CA 90067

T 310.443.2300

F 310.443.8700

Board of Directors

Tribune Media Company

435 North Michigan Avenue

Chicago, Illinois 60611

August 15, 2017

Ladies & Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated May 7, 2017, to the Board of Directors of Tribune Media Company (“Tribune”) as Annex C to, and to the reference thereto under the headings “Summary—Opinion of Tribune’s Financial Advisors”, “Transaction Summary—Background of the Transaction”, “Transaction Summary— Tribune’s Reasons for the Transaction and Recommendation of the Tribune Board” and “Transaction Summary—Opinions of Tribune’s Financial Advisors” in, the proxy statement/prospectus relating to the proposed transaction involving Tribune and Sinclair Broadcast Group (“Sinclair”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Sinclair.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

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